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                                  EXHIBIT 99.2

                     PRESS RELEASE, DATED DECEMBER 17, 1996





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                                     FUISZ
                               TECHNOLOGIES LTD.


AT THE COMPANY                    AT THE FINANCIAL RELATIONS BOARD
Richard C. Fuisz, M.D.           Doug DeLieto, Judith Sylk-Siegel or Brian Gill
Chairman and CEO                  (general)         (media)        (analysis)
703-803-3260                                    212-661-8030


FOR IMMEDIATE RELEASE
December 17, 1996


     FUISZ TECHNOLOGIES LTD. APPOINTS KENNETH W. McVEY AS PRESIDENT, CEO OF FUISZ INTERNATIONAL LTD. AND MEMBER OF THE BOARD OF FUISZ TECHNOLOGIES LTD.

                                   -------

          Building Capabilities for In-House Drug Commercialization

CHANTILLY, VIRGINIA, DECEMBER 17, 1996 -- Fuisz Technologies Ltd. (Nasdaq National Market FUSE) today announced the appointment of Kenneth W. McVey to the positions of President and Chief Executive Officer of Fuisz International Ltd., and member of the Board Of Directors of Fuisz Technologies Ltd. Fuisz International is a subsidiary of Fuisz Technologies, established to commercialize Fuisz proprietary products outside North America.

        Mr. McVey has spent more than thirty years in the pharmaceutical industry. Most recently he was President of Elan Pharma International, a division of Elan Corporation PLC, which coordinated international marketing activities following Elan's acquisition of Athena Neurosciences Inc. Previously, Mr. McVey served as Executive Vice President of Elan Corporation PLC, responsible for commercial and business development, licensing and intellectual property. From 1992 to 1996, he also served as a director of Elan Corporation PLC. Prior to joining Elan, Mr. McVey spent fifteen years with Eli Lilly & Co.. His last position at Eli Lilly was Director of Licensing and European Affairs.

        In making the announcement, Richard C. Fuisz, M.D., Chairman and CEO of Fuisz Technologies, said, "Fuisz Technologies has emerged as a promising and innovative company, as evidenced by our growing portfolio of collaborative agreements and, of particular importance, our August 1996 decision to accelerate Fuisz's transition into product commercialization on our own behalf. Considering his proven managerial ability and extensive experience in worldwide pharmaceutical commerce, Mr. McVey is uniquely qualified to guide our efforts to commercialize our own products, opening the possibility of significantly higher profit margins."



         3810 CONCORDE PARKWAY  *  SUITE 100  *  CHANTILLY, VA 20151
            TELEPHONE: (703)803-3280  *  FACSIMILE: (703)803-6460

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        "This is a tremendous achievement for a Company our size; Mr. McVey's appointment should underscore how committed Fuisz Technologies is to becoming a worldwide pharmaceutical and drug delivery technology company."

        Said Mr. McVey, "Beginning in the new year, I intend to focus on growing the infrastructure that will allow us to launch products outside the United States. Initially, that will include the construction of manufacturing facilities dedicated to high throughput production of Fuisz proprietary products, as well as the facilities necessary for product formulation, development, and stability testing. Longer term, we will be developing the sales network required to commercialize Fuisz products around the world."

        Fuisz Technologies Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications.

  TO RECEIVE ADDITIONAL INFORMATION ON FUISZ TECHNOLOGIES, LTD., VIA FAX AT NO
      CHARGE, DIAL 1-800-PRO-INFO AND ENTER CODE 203 OR TICKER SYMBOL FUSE

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